Exhibit 99.1

   Universal Technical Institute Reports 34% Revenue Growth and 49% Net Income
                   Improvement for Fiscal 2004 Second Quarter

    PHOENIX, May 12 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI) today announced financial results for the second quarter of fiscal 2004 ended March 31, 2004.

    Fiscal 2004 Second Quarter Operating Performance
    Revenues for the second quarter of fiscal 2004 were $63.7 million, a 34.5% increase from $47.4 million for the same quarter last year. The growth drivers during the second quarter of 2004 were primarily higher average student enrollment and tuition increases.
    Income from operations for the second quarter of fiscal 2004 was $13.5 million, compared with $9.5 million for the second quarter of fiscal 2003, and $14.0 million for the previous sequential quarter. The year-over-year increase primarily relates to the growth in overall revenue combined with improved capacity utilization at existing campuses and continued development of the North Carolina NASCAR Technical Institute (NTI) campus, which opened in July 2002.
    Operating margin for the second quarter of fiscal 2004 was 21.2% up from 20.0% for the same period last year and compared to 23.7% for the first quarter of fiscal 2004. Operating margin from the first to the second quarter, declined by 2.5%. The primary drivers were a non-recurring favorable adjustment in tool set expense in quarter one, of approximately $0.8 million combined with higher costs during the second quarter related to professional services, insurance costs associated with operating as a public company, increased pre-opening costs related to the company's planned expansions as well as, internal training that typically occurs during the second and third quarters.
    Net income for the second quarter of fiscal 2004 was $8.1 million, or $0.28 per diluted share, a 49.1% increase from net income of $5.4 million, or $0.21 per diluted share, for the same quarter in fiscal 2003. The company's number of weighted average diluted shares outstanding increased in the second quarter of fiscal 2004 to 28.5 million from 25.0 million in both the second quarter of fiscal 2003 and the first quarter of fiscal 2004.
    "Our strong performance in the second quarter reflects the continued solid implementation of our business plan by our sales and marketing teams as well as our operational teams," said Kimberly McWaters, Universal Technical Institute, Inc.'s President and Chief Executive Officer.

    Fiscal 2004 Six Month Operating Performance
    Revenues for the first six months of fiscal 2004 were $122.7 million, a 32.3% increase from $92.7 million for the same period in the previous year. Income from operations for the six months ended March 31, 2004 was $27.5 million, compared with $17.7 million for the year-ago period. Operating margin for the first six months of fiscal 2004 was 22.4%, up from 19.1% for the first six months of fiscal 2003. Net income for the first six months of fiscal 2004 was $15.5 million, or $0.58 per diluted share, a 54.3% increase from net income of $10.0 million, or $0.39 per diluted share, for the same period in fiscal 2003.

    Balance Sheet
    At March 31, 2004, the company had $34.0 million in cash and cash equivalents, compared with $8.9 million at the end of fiscal 2003. On December 17, 2003, the company completed its initial public offering of common stock, raising net proceeds of approximately $59.0 million. During April 2004, the company completed a follow-on offering of common stock by selling shareholders of UTI. The company did not receive any proceeds from the follow-on offering.
    At March 31, 2004, the company had shareholders' equity of $39.6 million, compared with a shareholders' deficit of $83.2 million at the end of fiscal 2003. Cash flow provided from operations was $31.2 million for the six months ended March 31, 2004, compared with $19.7 million generated for the same period last year.

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended March 31, 2004 was 13,006 students, an increase of 25.9% from 10,329 students for the same period a year ago. Average undergraduate enrollment for the six months ended March 31, 2004 was 12,931, an increase of 25.3% from 10,324 students for the same period a year ago.
    Undergraduate enrollment at the end of the second quarter of fiscal 2004 was 12,834 students, compared with 10,382 students at the end of the prior year quarter and 12,282 students at the end of the first quarter of fiscal 2004.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.
    Based on the current market environment, the company expects revenue growth in the 23% to 25% range for the third quarter of fiscal 2004 as compared to the same quarter last year. This is consistent with the company's internal growth plans. In light of the company's strong first half performance, net revenue growth is targeted at approximately 26% to 28% for the fiscal year ending September 30, 2004. The company also expects improvement in net income margin for the remainder of the year as compared to prior year periods, as a result of lower interest expense related to the repayment of long-term debt. The company is targeting net income margin growth of 80 basis points for the full fiscal year ending September 30, 2004, excluding approximately $0.5 million associated with the company's secondary offering. The costs related to the secondary offering were primarily incurred during the third quarter of the fiscal year ending September 30, 2004. Future year margin improvements are expected to be more modest and in-line with guidance that is described below.
    Looking further ahead, the company expects to sustain revenue growth over the next two years in the 20% to 25% range. The company anticipates this growth will come from three primary sources:
     * Increased enrollment growth in the mid to high teens per year;
     * Program extension and new elective growth; and
     * Tuition increases of approximately 3% to 5% per year.

    The company expects to improve operating margins over the next several years in excess of 20 basis points annually. The improvement is expected to be driven by efficient capacity utilization combined with constant attention to cost controls. As new locations are added, the rate of margin improvement may slow or there may be slight margin compression. In the event that two campuses are opened within a twelve month period, margins may be lower for several quarters as the new locations grow their student populations.
    "Our business plan is focused on strategic growth aimed at capturing the significant opportunities in our marketplace," said Ms. McWaters. "We are increasing our national footprint by opening new campuses, expanding existing programs and increasing manufacturer specific choices at our locations. Earlier this year we announced plans to open a new UTI campus outside Philadelphia and an expansion at our Glendale Heights, Illinois campus, and more recently, we announced the expansion of our campuses in Rancho Cucamonga, California and Orlando, Florida.
    "Also important to our strategy is establishing new industry relationships, such as the new training alliance we announced with Toyota Motor Sales U.S.A to develop brand-specific training programs with them.
These relationships help increase enrollment at our campuses, while providing us with financial sponsorship and equipment, product and curriculum support," continued Ms. McWaters. "As we further strengthen our leadership position by providing better opportunities for technicians and manufacturers, we are also solidifying our opportunities for long-term growth and success."

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2004 second quarter results today at 2:00 p.m. Mountain (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is one of the nation's leading providers of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at seven campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new campuses, possible failure or inability to obtain regulatory consents and certifications for new campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

                             - tables to follow -


               UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (In thousands, except per share amounts)

                                   Three Months Ended     Six Months Ended
                                   March 31,            March 31,
                                      2003      2004        2003      2004

    Net Revenues                    $47,358   $63,684    $92,732  $122,727

    Operating expenses:
      Educational services and
       facilities                    21,828    28,230     42,708    53,832
      Selling, general and
       administrative                16,048    21,960     32,302    41,387
        Total operating expenses     37,876    50,190     75,010    95,219
    Income from operations            9,482    13,494     17,722    27,508

    Other expense (income):
      Interest income                  (119)      (50)      (238)      (75)
      Interest expense                  882       195      2,093     1,010
      Other expense                      --        --         --       752
        Total other expense             763       145      1,855     1,687
    Income from continuing
     operations before income taxes   8,719    13,349     15,867    25,821
    Income tax expense                3,317     5,293      5,819    10,313
    Net income                        5,402     8,056     10,048    15,508
    Preferred stock dividends         1,145        --      2,290       776
    Net income available to common
     shareholders                    $4,257    $8,056     $7,758   $14,732

    Earnings per share:
    Net income per share - basic      $0.32     $0.29      $0.58     $0.68
    Net income per share - diluted    $0.21     $0.28      $0.39     $0.58

    Weighted average number of
     common shares outstanding:
    Basic                            13,402    27,707     13,402    21,573
    Diluted                          24,952    28,452     24,936    26,695

    Other Data:
    Depreciation and amortization     1,279     2,018      2,785     4,113
    Number of campuses                    7         7          7         7
    Average undergraduate
     enrollments                     10,329    13,006     10,324    12,931


                                                  For the Period Ended
                                           Sept. 30, 2003   March 31, 2004
    Balance Sheet Data:
    Cash and cash equivalents                   $8,925         $33,987
    Current assets                             $31,819         $53,289
    Working capital                           $(29,240)        $(7,094)
    Total assets                               $84,099        $108,031
    Total long-term debt                       $28,014             $16
    Total debt                                 $31,874            $122
    Redeemable convertible preferred stock     $47,161             $--
    Total shareholders' equity (deficit)      $(83,152)        $39,605


SOURCE  Universal Technical Institute, Inc.
    -0-                             05/12/2004
    /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, +1-623-445-9402; or Laurie Berman, General Information, +1-310-407-6546, or Jill Fukuhara, Investor/Analyst Information,
+1-310-407-6539, both of Financial Relations Board, for Universal Technical Institute/
    /Web site:  http://www.uticorp.com /
    (UTI)

CO:  Universal Technical Institute, Inc.
ST:  Arizona
IN:  EDU CPR
SU:  ERN